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                                                                    Exhibit 99.1

W. R. BERKLEY CORPORATION                   NEWS
475 STEAMBOAT ROAD                          RELEASE
GREENWICH, CONNECTICUT 06830
(203) 629-3000

FOR IMMEDIATE RELEASE

                                            CONTACT: Eugene G. Ballard
                                                     Chief Financial Officer
                                                     (203) 629-3000

                  W. R. BERKLEY CORPORATION ESTIMATES POTENTIAL
                  LOSSES RELATED TO HURRICANES FRANCES AND IVAN

      GREENWICH, CT, SEPTEMBER 21, 2004 -- W. R. BERKLEY CORPORATION (NYSE: BER) today reported its initial estimate of losses attributable to Hurricanes Frances and Ivan. Although potential claims information is preliminary, the Company does not expect the combined net after-tax losses from both storms to exceed $10 million in the aggregate. These claims are a result of the Company's commercial lines insurance and reinsurance operations, as well as its participation in Lloyds'.

      Founded in 1967, W. R. Berkley Corporation is an insurance holding company that operates in five segments of the property casualty insurance business: specialty insurance, regional property casualty insurance, alternative markets, reinsurance and international.

      This is a "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein, including statements related to our outlook for the industry and for our performance for the year 2004 and beyond, are based upon the Company's historical performance and on current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved. In particular, statements and estimates with respect to Hurricane Charley are preliminary in nature and subject to future revision. Any forward-looking statements are subject to various risks and uncertainties, including but not limited to, the cyclical nature of the property casualty industry, the long-tail and potentially volatile nature of the reinsurance business, product demand and pricing, claims development and the process of estimating reserves, the uncertain nature of damage theories and loss amounts, increases in the level of our retention, natural and man-made catastrophic losses, including as a result of terrorist activities, the impact of competition, the availability of reinsurance, the ability of our reinsurers to pay reinsurance recoverables owed to us, investment risks, including those relating to fixed income securities, merger arbitrage investments, and other equity securities, exchange rate and political risks relating to our international operations, legislative and regulatory developments, changes in the ratings assigned to us by ratings agencies, the availability of dividends from our insurance company subsidiaries, our ability to successfully acquire and integrate companies and invest in new insurance ventures, our ability to attract and retain qualified employees, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. These risks could cause actual results of the industry or our actual results for the year 2004 and beyond to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. Any projections of growth in the Company's net premiums written and management fees would not necessarily result in commensurate levels of underwriting and operating profits. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

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